EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls / Craig Brown VP-Finance and Chief Financial Officer / Director, Finance (678) 728-2115 / (678) 728-2117

SEROLOGICALS ANNOUNCES 2004 FINANCIAL GUIDANCE
____________________

Atlanta, GA — January 12, 2004 — Serologicals Corporation (Nasdaq/NM:SERO) announced today during its presentation at the JPMorgan Healthcare Conference in San Francisco, California its expectations for financial results for 2004. The Company expects revenues for the year to range from $165 — $170 million, an increase of 15%-22% over the previously provided revenue expectations for fiscal year 2003. The Company expects earnings per share to range from $0.70-$0.75 per diluted share for 2004, an increase of 17%-36% over the previously provided expectations for 2003. Earnings per share assuming full dilution from the conversion of the Company’s outstanding convertible debentures is expected to range from $0.64-$0.69 per diluted share in 2004. The revenue and earnings per share do not include any results from the Company’s Therapeutic Plasma business, as the sale of this business is expected to be completed very soon, with an effective date of December 28, 2003.

About Serologicals

Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company’s products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 800 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, the financial expectations for 2004, specifically related to revenues, earnings per share and earnings per share including dilution from the company’s outstanding convertible debentures; and the expected timing of the completion of the sale of the company’s therapeutic plasma business. These forward-looking

EXHIBIT 99.1

statements are subject to certain risks, uncertainties and other factors including the Company’s ability to maintain and expand its customer base; the Company’s ability to comply with various regulatory, customer and other standards; the impact of competition; changes in government and industry mandated regulations or customer specifications; changes in the markets or customers’ demand for the Company’s products and services and the ability of the Company to identify new product opportunities that it can successfully commercialize. Any one or more of these risks, uncertainties or factors could cause actual results to differ materially from the Company’s expectations. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.